Exhibit 10.20

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT is made and entered into at MUMBAI on this 1st day of March 2020 BETWEEN LITUUS TECHNOLOGIES PRIVATE LIMITED, a company incorporated and in India under provisions of the Indian Companies Act, 1956 having its registered office at A-21, 1st Floor, Ghanshyam Industrial Estate, Off Veera Desai Road, Andheri West, Mumbai - 400053 hereinafter referred to as “Lituus” (which expression shall unless repugnant to the context or meaning thereof be deemed to mean and include its, executors and administrators, and assigns);

AND

Reachnet Cable Services Pvt. Ltd. having its registered office at Crescent Towers, 1st Floor, 229, A.J.C Bose Road, Kolkatta 700 020 hereinafter referred to as “Reachnet” (which expression shall unless repugnant to the context or meaning thereof be deemed to mean and include its, executors and administrators, and assigns).

WHEREAS:

A. Reachnet owns MSO business in the name and style of “Reachnet”, including cable television distribution business known as “MSO Business” (hereinafter referred to as “the business”). Pursuant to an Agreement to Acquire Customer List dated 20th June 2019 Reachnet has requested Lituus to permit it to provide cable television distribution services to the customers of Lituus.

B. Lituus, having regard to the status of Reachnet in the business, have agreed to accede to its request.

C. The parties hereto desire to reduce into writing, the terms and conditions for conduct of the business by Reachnet.

NOW THIS AGREEMENT WITNESSES AND IT IS AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

1. Lituus do hereby permits Reachnet the right and authority to continue to do the business of cable and other streaming services on an exclusive basis for a period of 60 months commencing from 1st April 2019 or such extended period of time that the parties may mutually agree upon and on the terms and conditions hereafter recorded. The cable services shall be provided by Reachnet on its own account (i.e. on a Principal-to-Principal basis) and shall be responsible for cable services provided to subscribers, including the compliance with the regulations relevant to cable business.

2. It is hereby agreed, declared and confirmed between the parties hereto that Reachnet shall have liberty only to conduct the business from the premises being A Wing, 601,602, Everest Grande Building, Mahakali Caves Road, Opposite Ahura Centre, Andheri East, Mumbai – 400 069 or such other premises that Lituus may require Reachnet to operate the business. Reachnet shall make all arrangements for the security and insurance of their valuables within the aforesaid premises or any other premises relating to the said business and that they shall not hold Lituus responsible in any manner whatsoever in respect thereof either by way of civil or criminal liability.

3. Both the parties agree that, out of the aggregated revenue accrued and received by Lituus India, Lituus India shall make payment of 61% of the aggregated revenue to Reachnet, in lieu of cable services provided by Reachnet to its customers. Reachnet permits Lituus to carry out regular audit of their Subscriber Management System on a monthly basis. The MIS report of Reachnet, shared with the management of Reachnet, shall also be shared with the management of Lituus, and any decision-to-be-taken subsequently on the capacity-building for cable business shall be taken jointly.

4. Reachnet shall pay all the direct and indirect expenses relating to the said business and for the adequacy of the infrastructure and account for the same accordingly. It shall not impede the cable service by delaying the operation-related payment to various stakeholders (including relevant taxes and employees). Reachnet shall possess the following assets, which could be by way of ownership or leasing arrangement, for the total subscriber of 1.8mn:

-	Adequate Fiber Optic for 1.8mn or for the present subscribers at any given point of time.

-	Adequate streaming unit / Set Top Box for 1.8mn or for the present subscriber at any given point in time.

-	Adequate Customer Service employees or contract personnel for 1.8mn or for the present subscriber at any given point in time.

-	Adequate professional individuals for complying with the regulatory requirements of cable business including other corporate laws as applicable.

Reachnet provides assurance and surety for continuance of cable services with the adequate levels of infrastructure and with the present (or improved) quality of service. This agreement cannot be terminated with prior notice and the service charges of 61% of the total revenue accrued and received by Lituus, in lieu of cable services by Reachnet, will be reviewed after every 5 years from the date of this agreement. The agreement can be terminated only with mutual consent where the terms of this agreement would be read in consonance with the Agreement to Acquire Customer Base (1.8mn) for INR 375cr. Further, Reachnet shall provide 5 hours of Airtime on other commercial channels and a dedicated channel for advertisement of products and services provided by Lituus.

With the new technology on streaming device, Lituus may agree to acquire streaming devices with latest technology on its own account (at its costs) for the use by Reachnet for providing cable services. In such a scenario, it is agreed that the service charges in lieu of cable services would continue to be the same as 61% and Reachnet shall use the streaming device provided by Lituus India.

5. It is agreed between the parties hereto that in case Reachnet fails to comply with any terms of this Agreement or commits any breach of the covenants herein contained; Lituus shall be entitled to give to Reachnet 15 days clear notice in writing to rectify the default thereof. Any loss incurred by Lituus due to any breach of the terms of this agreement will be recoverable from Reachnet.

6. Reachnet shall be entitled to run and conduct the business under the name and style of “Lituus - Reachnet”.

7. Reachnet covenants with Lituus not to alter the nature of the business and to conduct the business in a lawful manner and in any event not to make any illegal use of the same.

8. The cash memos and any Bills and other documents of the business shall be made out in the name of Lituus in accordance with the terms of this clause. Lituus shall be liable and responsible for the GST payment for the revenues accrued and received by it, whereas Reachnet shall be responsible for the GST payment for the service charge income accrued and received by it for cable services. Lituus shall make payment of 61% to Reachnet within 3 working days of receiving the aggregated revenue. Reachnet shall execute tripatriate agreement with its clients, including Broadcasting companies, LCO, etc. If tripatriate agreement is not possible, Reachnet shall receive the income on behalf of Lituus and remit the same to Lituus.

9. Lituus shall ensure that the business of Reachnet is not affected at any time by any act or omission of Lituus.

10. Reachnet covenants with Lituus that it is well and sufficiently entitled to enter into this Management Services Agreement. Reachnet further agrees that it shall sign and execute all such applications and documents as and when required by Lituus. Lituus shall co-operate with Reachnet in the matter of obtaining any registration and approvals, etc. if any, and shall agree to all reasonable requests for signing and executing all such applications and documents as are required for the purpose of effectively enabling Reachnet to run the business.

11. Reachnet hereby agrees that during the subsistence of this Agreement:

(a)	Reachnet shall, from time to time, and at all times, hereafter regularly pay and discharge the dues including employees salaries, telecom dues and statutory liabilities howsoever in connection with the running of the said business and Reachnet shall indemnify and keep Lituus indemnified saved and harmless in respect of all such dues, liabilities etc. and from all costs, claims, litigation, charges and expenses connected therewith. Reachnet shall maintain and preserve such books of account, registers, bills and/or such other papers etc. as shall be necessary or may be required to be maintained and preserved under all statutory provisions and Government requirements.

(b)	Reachnet shall carry on the business in a lawful manner and shall perform and observe all the rules and regulations applicable to the business and shall not do or cause to be done anything whereby Lituus may in anywise be injured either by way of business or reputation or monetarily or otherwise. It shall comply with the Interconnection agreement with the LCO and commercial agreements with the Broadcasting companies.

(c)	Reachnet hereby agrees for itself, its officers, directors, agents, associates and any related parties, that they shall not conduct any business, directly or indirectly or contact, deal with or otherwise become involved with any entity or any other entities or parties which competes with the business of Lituus.

12. Reachnet hereby covenants that whatever purchases are made or services obtained, (whether on credit or cash basis), Reachnet shall make the said purchases and or avail the said service in its own name, and under no circumstances shall Reachnet use the name of Lituus or purchase any goods and avail any service in the name of Lituus, except for a limited purpose provided in clause 6. Reachnet shall ensure not to create any liability of whatsoever nature in the name of Lituus.

13. Reachnet shall not represent or hold itself out to be, or permit any one to represent, as being the agent of Lituus; nor shall Reachnet use the name of Lituus for the purpose of obtaining any credit or creating any liabilities whatsoever.

14. Nothing in this Agreement is intended to create or shall be construed or considered to mean the creation of any partnership or joint ventures between the parties hereto, or the creation of relationship as principal or agent.

15. The parties hereto hereby agree, confirm and declare that all expenses pertaining to the business including the electricity charges, water charges etc. shall be paid by Reachnet and if it fails to make the said payments within the prescribed time, Lituus shall be entitled to make payment and discharge the liability and Lituus shall be entitled to recover such payments from Reachnet.

16. Reachnet shall not transfer or assign the right of conducting the business given to them under this Agreement to any other person or persons; and Reachnet hereto alone understands that the rights and benefits conferred under this Agreement are a privilege conferred by Lituus solely to Reachnet.

17. Reachnet shall be entitled to terminate this Agreement only if it does not receive its revenue share as mentioned in Clause 3 above. However, in case of any dispute with respect to the quantum of its revenue share, the same shall not be a reason for termination by Reachnet and it shall continue to conduct the business under this Agreement.

18. Lituus shall give 15 days’ clear notice to Reachnet to remedy any allegation of breaches of the covenants herein.

19. Any dispute or difference whatsoever arising between the parties hereto out of or relating to these presents, or its construction, meaning, scope, implementation and operation or effect, or the validity or breach thereof shall be referred to arbitration under the Arbitration and Conciliation Act, 1996 (as amended from time to time). The place of Arbitration shall be Mumbai alone. The arbitration shall be conducted by a sole arbitrator. The award shall be final and binding on the parties. This provision has been expressly agreed upon by the parties hereto, with a view to ensure that substantial justice is done to the parties, without loss of time, and with a view to avoid time consuming litigations in courts of law. Subject to this clause of Arbitration, only the Courts in Mumbai alone shall have exclusive jurisdiction over any disputes arising from this Agreement.

20. This Agreement has been made out as two original copies and each party shall retain one such Original Agreement.

21. Variations, if any, to the clauses herein shall not be valid unless the same are mutually agreed upon and duly recorded in writing in the form of Supplemental Agreement/s, signed by all parties hereto.

22. It is agreed and declared that any notice to be served upon the parties hereto shall be deemed to be properly served if addressed to the concerned party and delivered at the respective office address/s stated hereinabove.

IN WITNESS WHEREOF the Parties hereto have hereunto subscribed their respective hands at Mumbai, on the day and year first mentioned hereinabove.

SIGNED & DELIVERED by the within	)
named Lituus Technologies	)
Pvt. Ltd by its Director Mr. Nimish Pandya	)	/s/ Nimish Pandya (Stamp)
)
in the presence of:	)
/s/ Pratik Gandhi	)
)
)

SIGNED & DELIVERED by the within	)
named Reachnet Cable Services	)
Private Limited	)
by its Director Mr. Araavindan Nair	)	/s/ Araavindan Nair (Stamp)
)
in the presence of:	)
/s/ Preyas Rane	)
)
)